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                                                                      Exhibit 12


                            R&G Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends


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                                    Formula    9/30/99    9/30/98    12/31/98   12/31/97    12/31/96   12/31/95   12/31/94
                                    -------   --------    -------    --------   --------    --------   --------   --------
                                                                        ($ in Thousands)

A. Pre-Tax Net Income                         $ 42,627    $33,097    $ 45,074    $32,229    $19,122    $16,296    $ 5,442
                                              ========    =======    ========    =======    =======    =======    =======

Plus:
B. Interest Expense Total                       74,202     59,966      80,324     60,805     44,863     32,239     23,226
C. Rental Expense(1)                               883        674         929        745        651        574        543
                                              --------    -------    --------    -------    -------    -------    -------
D. Fixed Charges (including
     interest on deposits)            B+C       75,085     60,640      81,253     61,550     45,514     32,813     23,769

E. Less: Interest on Deposits                   38,273     27,557      38,439     32,435     27,518     21,829     14,461
                                              --------    -------    --------    -------    -------    -------    -------
F. Fixed Charges (excluding
     interest on deposits)            D-E       36,812     33,083      42,814     29,115     17,996     10,984      9,308
                                              --------    -------    --------    -------    -------    -------    -------

G. Earnings                           A+D     $117,712    $93,737    $126,327    $93,779    $64,636    $49,109    $29,211
                                              ========    =======    ========    =======    =======    =======    =======

H. Dividends on Preferred Stock                  2,775        308       1,233       --         --         --         --

Historical Ratio of Earnings to
  Fixed Charges:

  Including interest on deposits     G/(D+H)      1.51%      1.54%       1.53%      1.52%      1.42%      1.50%      1.23%

  Excluding interest on deposits   (G-E)/(F+H)    2.01       1.98        2.00       2.11       2.06       2.48       1.58

(1) Only portion attributable to
interest:

  Rental expense                                 2,942      2,246       3,097      2,483      2,171      1,914      1,810
  Estimated Interest Factor                         30%        30%         30%        30%        30%        30%        30%

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